Exhibit 99.1

Cerecor Announces Leadership Changes

Rockville, MD – April 11, 2019 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare and orphan diseases in pediatrics and neurology, today announced changes to its executive leadership team, effective Monday, April 15, 2019. Dr. Simon Pedder, Ph.D. has been appointed Executive Chairman of the Board. As well, Patrick Crutcher has been promoted to Chief Strategy Officer. Peter Greenleaf will transition from the CEO role but remain on the Board of Directors, including providing strategic assistance during the transition. Board Chair Uli Hacksell will also remain on the Board subsequent to Dr. Pedder’s appointment.

“I am delighted to welcome Simon as the Executive Chairman.  Since joining the Board last year and leading the Science & Technology Committee of the Board of Directors, it has become clear that Simon’s R&D mind and track record of successful clinical development are a perfect fit for the Company’s new direction. With a near-term data read out in Parkinson’s patients with Neurogenic Orthostatic Hypotension (nOH), I could think of no better person to help guide the Company than the CEO who oversaw the development of the only FDA approved treatment for nOH in patients associated with Parkinson’s Disease,” said Steven Boyd, a Director of Cerecor and Chief Investment Officer of Armistice Capital.

"Since acquiring Ichorion Therapeutics in September, Patrick Crutcher has emerged as a source of both internally and externally sourced product opportunities as we continue to fortify a robust pipeline of high-impact programs for orphan diseases," said Uli Hacksell, former Chairman of the Board. "Lastly, I would like to thank Mr. Greenleaf for helping to lay the foundation from which we intend to aggressively build."
Dr. Pedder stated, “I am very honored to accept this appointment from the Board of Directors. This is an exciting time across the Company, especially within the clinical and regulatory departments of the organization. We have numerous milestones in both Neurology with CERC-301 and Pediatric Rare Disease with CERC-801 on the near-term horizon in 2019. I feel confident my clinical background and experience will serve the organization well.”

Dr. Pedder brings a wealth of clinical, regulatory and operations experience to the Board at the exact time the Company is looking toward so many upcoming milestones. Simon has a long career in drug development including as President and CEO of Chelsea Therapeutics, where he was responsible for the development and approval of the last approved drug for treatment of neurogenic orthostatic hypotension (droxidopa, Northera®). Additionally, he has held numerous leadership positions at Hoffmann LaRoche and played a key role in the development and approval of the first COMT inhibitor (tolcapone, Tasmar®) in Parkinson’s Disease. He was responsible for the development of PEGASYS as Franchise Head of Hepatitis at Roche, where his last position was Global VP of Oncology. Formerly, he was faculty in the Department of Pharmacology in the College of Medicine at the University of Saskatchewan, where he obtained his Ph.D. in Pharmacology. In addition, Dr. Pedder obtained a M.Sc. in Toxicology from Concordia University, a B.E.S. in Environmental Studies from the University of Waterloo and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School.

About CERC-301
CERC-301 is a selective NR2B-specific NMDA receptor antagonist being developed for the treatment of Neurogenic Orthostatic Hypotension (nOH) associated with neurodegenerative diseases such as

Parkinson's Disease. We anticipate having Phase 1 results of our Proof of Concept Trial released during the first half of 2019.

About CERC-801
CERC-801 is an ultra-pure oral formulation of D-galactose currently in development for the treatment of phosphoglucomutase 1 (PGM1) deficiency, also known as PGM1-CDG. We anticipate having the results from our initial study in health volunteers looking at safety, pharmacokinetics and food effect by Q3 2019.

About Cerecor
Cerecor is a biopharmaceutical company focused on becoming a leader in the development of orphan neurologic and pediatric therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor is currently exploring as a novel treatment for neurogenic orthostatic hypotension. Cerecor has six additional programs in development, including CERC-406 for Parkinson’s Disease, CERC-611 for epilepsy, CERC-801, CERC-802, and CERC 803 for Congenital Disorders of Glycosylation and CERC-913 for DGUOK Deficiency a mitochondrial DNA Depletion Syndrome. The Company’s R&D efforts are supported by revenue from its franchise of commercial medications led by Poly-Vi-Flor® and Tri-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable and suspension/drops). In February 2018, the Company added to its marketed product portfolio by acquiring Karbinal™ ER, AcipHex® Sprinkle™, Cefaclor for Oral Suspension, and Flexichamber™.
For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review (including as it may be impacted by government shut-downs), potential attributes and benefits of product candidates; the expansion of Cerecor’s drug portfolio; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: reliance on and the need to attract, integrate and retain key personnel; the need to add independent directors this year to maintain our Nasdaq listing; drug development costs, timing and other risks; Cerecor’s cash position and the potential need for it to raise additional capital; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
John Woolford
Westwicke Partners
john.woolford@westwicke.com
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